NEWS RELEASE
WESCO International, Inc. / 225 West Station Square Drive, Suite 700 / Pittsburgh, PA 15219
Wesco International Reports First Quarter 2024 Results
•First quarter net sales down 3% YOY, organic sales down 3%
•First quarter operating profit of $263 million; operating margin of 4.9%
–Adjusted EBITDA margin of 6.4%, down 60 basis points sequentially and 120 basis points YOY
•Operating cash flow of $746 million
–Free cash flow of $731 million in the quarter, $1.4 billion over trailing twelve months
•Financial leverage of 2.6x, down 0.2x sequentially
PITTSBURGH, May 2, 2024 /PR Newswire/ -- Wesco International (NYSE: WCC), a leading provider of business-to-business distribution, logistics services and supply chain solutions, announces its results for the first quarter of 2024.

“Our first quarter sales met our expectations and were consistent with the outlook we provided during the quarter. Our performance, compared against the strong first quarter a year ago, was in line with our typical seasonal pattern and our full year outlook. Quoting, bid activity levels, and our backlog remain healthy and support our view for sequential growth as the year progresses. Our free cash flow generation, something we are acutely focused on, was a record $731 million in the first quarter and more than $1.4 billion over the trailing twelve months. As a result, our financial leverage now stands at 2.6x EBITDA and near our target range of 1.5 to 2.5x. In addition to our strong cash flow performance, the after-tax proceeds of approximately $300 million from the sale of our Wesco Integrated Supply business will allow us to pursue our capital allocation strategies more aggressively while we continue to pursue accretive acquisitions,” said John Engel, Chairman, President and CEO.

Mr. Engel added, “We are maintaining our previous full-year outlook for organic sales growth and adjusted EBITDA margin, and our outlook for the year has been updated to reflect the divestiture of our Wesco Integrated Supply business on April 1. We are also maintaining our full-year outlook for adjusted earnings per share as we expect to upsize our share repurchase activity using the proceeds received from the divestiture. Given the record cash performance in the first quarter, we are increasing our full-year free cash flow outlook to $800 million to $1 billion. We are focused on continual improvement and making the internal investments to improve our performance and capabilities in the future. And I remain confident that the long-term, secular growth trends are opportunities that will sustain Wesco’s long-term sales growth rate and also allow us to increase our share because of our unique global capabilities and scale.”

The following are results for the three months ended March 31, 2024 compared to the three months ended March 31, 2023:
•Net sales were $5.4 billion for the first quarter of 2024 compared to $5.5 billion for the first quarter of 2023, a decrease of 3.1%. Organic sales for the first quarter of 2024 declined by 3.2%, as fluctuations in foreign exchange rates positively impacted reported net sales by 0.1%. The decrease in organic sales reflects volume declines in all three segments, partially offset by price inflation.
•Backlog at the end of the first quarter of 2024 declined by 10% compared to the end of the first quarter of 2023. Sequentially, backlog increased by approximately 1% in the quarter.
•Cost of goods sold for the first quarter of 2024 was $4.2 billion compared to $4.3 billion for the first quarter of 2023, and gross profit was $1.1 billion for the first quarter of 2024 compared to $1.2 billion for the first quarter of 2023. As a percentage of net sales, gross profit was 21.3% and 21.9% for the first quarter of 2024 and 2023, respectively. The decline in gross profit as a percentage of net sales for the first quarter of 2024 primarily reflects a shift in sales mix and lower supplier volume rebates, as well as the impact of unfavorable inventory adjustments. Sequentially, gross profit as a percentage of net sales declined 10 basis points from 21.4% in the fourth quarter of 2023.
•Selling, general and administrative (“SG&A”) expenses were $829.4 million, or 15.5% of net sales, for the first quarter of 2024, compared to $817.7 million, or 14.8% of net sales, for the first quarter of 2023. SG&A expenses for the first quarter of 2024 include $8.0 million of restructuring costs, primarily consisting of severance costs related to headcount reduction actions taken in March, $6.1 million of digital transformation costs, and $4.8 million of excise taxes on excess pension plan assets. SG&A expenses for the first quarter of 2023 include merger-related and integration costs of $11.2 million and digital transformation costs of $8.3 million. Adjusted for these costs, SG&A expenses were $810.5 million, or 15.1% of net sales, for the first quarter of 2024 and $798.2 million, or 14.5% of net sales, for the first quarter of 2023. Adjusted SG&A expenses for the first quarter of 2024 reflect higher salaries due to wage inflation, partially offset by the impact of headcount reductions taken at the end of the second quarter of 2023. Increased costs to operate our facilities also contributed to higher SG&A expenses. These increases were partially offset by decreases in professional service and consulting fees and transportation costs.
•Depreciation and amortization for the first quarter of 2024 was $45.5 million compared to $44.4 million for the first quarter of 2023, an increase of $1.1 million.
•Operating profit was $263.0 million for the first quarter of 2024 compared to $346.4 million for the first quarter of 2023, a decrease of $83.4 million, or 24.1%. Operating profit as a percentage of net sales was 4.9% for the current quarter compared to 6.3% for the first quarter of the prior year. Adjusted for restructuring costs, digital transformation costs, and excise taxes on excess pension plan assets, operating profit was $281.9 million, or 5.3% of net sales, for the first quarter of 2024. Adjusted for merger-related and integration costs and digital transformation costs, operating profit was $365.9 million, or 6.6% of net sales, for the first quarter of 2023.
•Net interest expense for the first quarter of 2024 was $94.4 million compared to $95.0 million for the first quarter of 2023.
•Other non-operating expense for the first quarter of 2024 was $21.6 million compared to $10.1 million for the first quarter of 2023. Due to fluctuations in the U.S. dollar against certain foreign currencies, we recognized a net foreign currency exchange loss of $17.4 million for the first quarter of 2024 compared to a net loss of $9.5 million for the first quarter of 2023. We recognized net costs of $5.9 million and net benefits $0.3 million associated with the non-service cost components of net periodic pension cost (benefit) for the three months ended March 31, 2024 and 2023, respectively. Net costs associated with the non-service cost components of net periodic pension cost (benefit) for the first quarter of 2024 includes pension settlement cost of $5.5 million to recognize unrealized losses previously reported as a component of other comprehensive income (loss) related to the benefit obligation of the Anixter Inc. Pension Plan as a result of the final settlement of the plan. Adjusted for this amount, other non-operating expense was $16.1 million for the first quarter of 2024.
•The effective tax rate for the first quarter of 2024 was 21.0% compared to 18.3% for the first quarter of 2023. The effective tax rate for the quarter ended March 31, 2024 was higher than the comparable period due to lower discrete income tax benefits resulting from the exercise and vesting of stock-based awards as compared to the prior year period.
•Net income attributable to common stockholders was $101.4 million for the first quarter of 2024 compared to $182.7 million for the first quarter of 2023. Adjusted for restructuring costs, digital transformation costs, excise taxes on excess pension plan assets, and the related income tax effects, net income attributable to common stockholders was $119.2 million for the first quarter of 2024. Adjusted for merger-related and integration costs, digital transformation costs, and the related income tax effects, net income attributable to common stockholders was $196.9 million for the first quarter of 2023.
•Earnings per diluted share for the first quarter of 2024 was $1.95, based on 51.9 million diluted shares, compared to $3.48 for the first quarter of 2023, based on 52.5 million diluted shares. Adjusted for restructuring costs, digital transformation costs, excise taxes on excess pension plan assets, pension settlement cost, and the related income tax effects, earnings per diluted share for the first quarter of 2024 was $2.30. Adjusted for merger-related and integration costs, digital transformation costs, and the related income tax effects, earnings per diluted share for the first quarter of 2023 was $3.75.
•Operating cash flow for the first quarter of 2024 was an inflow of $746.3 million compared to an outflow of $255.4 million for the first quarter of 2023. Free cash flow for the first quarter of 2024 was $731.4 million, or 546% of adjusted net income. The net cash inflow in the first quarter of 2024 was primarily driven by net income of $116.1 million and changes in net working capital. Fluctuations in accounts payable resulted in a source of cash of $620.9 million for the first quarter of 2024 compared to a use of cash of $319.7 million for the year ended December 31, 2023. The increase for the first quarter of 2024 was driven primarily by the impact of a system conversion, the timing of inventory purchases, and a bank holiday at the end of the quarter that delayed payments. An increase in trade accounts receivable resulted in a use of cash of $116.1 million due to the timing of receipts from customers. Additionally, a decrease in other accounts receivable of $78.9 million, due primarily to the collection of supplier volume rebates earned in 2023 in excess of income accrued during the current period, partially offset by an increase in sales tax and value-added tax receivables, and an increase in other current and noncurrent liabilities of $75.0 million, due to increases in accrued interest payable and deferred revenue, partially offset by a decrease in federal taxes payable, contributed to the net operating cash inflow.
Webcast and Teleconference Access
Wesco will conduct a webcast and teleconference to discuss the first quarter of 2024 earnings as described in this News Release on Thursday, May 2, 2024, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at https://investors.wesco.com. The call will be archived on this internet site for seven days.

Wesco International (NYSE: WCC) builds, connects, powers and protects the world. Headquartered in Pittsburgh, Pennsylvania, Wesco is a FORTUNE 500® company with more than $22 billion in annual sales and a leading provider of business-to-business distribution, logistics services and supply chain solutions. Wesco offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs approximately 20,000 people, partners with the industry’s premier suppliers, and serves thousands of customers around the world. With millions of products, end-to-end supply chain services, and leading digital capabilities, Wesco provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, educational institutions, telecommunications providers, and utilities. Wesco operates nearly 800 branches, warehouses and sales offices in more than 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and global corporations.
Forward-Looking Statements
All statements made herein that are not historical facts should be considered as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. These statements include, but are not limited to, statements regarding business strategy, growth strategy, competitive strengths, productivity and profitability enhancement, competition, new product and service introductions, and liquidity and capital resources. Such statements can generally be identified by the use of words such as "anticipate," "plan," "believe," "estimate," "intend," "expect," "project," and similar words, phrases or expressions or future or conditional verbs such as "could," "may," "should," "will," and "would," although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and beliefs of Wesco's management, as well as assumptions made by, and information currently available to, Wesco's management, current market trends and market conditions and involve risks and uncertainties, many of which are outside of Wesco's and Wesco's management's control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.
Important factors that could cause actual results or events to differ materially from those presented or implied in the forward-looking statements include, among others, the failure to achieve the anticipated benefits of, and other risks associated with, acquisitions, joint ventures, divestitures and other corporate transactions; the inability to successfully integrate acquired businesses; the impact of increased interest rates or borrowing costs; fluctuations in currency exchange rates; failure to adequately protect Wesco's intellectual property or successfully defend against infringement claims; the inability to successfully deploy new technologies, digital products and information systems or to otherwise adapt to emerging technologies in the marketplace, such as those incorporating artificial intelligence; failure to execute on our efforts and programs related to environmental, social and governance (ESG) matters; unanticipated expenditures or other adverse developments related to compliance with new or stricter government policies, laws or regulations, including those relating to data privacy, sustainability and environmental protection; the inability to successfully develop, manage or implement new technology initiatives or business strategies, including with respect to the expansion of e-commerce capabilities and other digital solutions and digitalization initiatives; disruption of information technology systems or operations; natural disasters (including as a result of climate change), health epidemics, pandemics and other outbreaks; supply chain disruptions; geopolitical issues, including the impact of the evolving conflicts in the Middle East and Russia/Ukraine; the impact of sanctions imposed on, or other actions taken by the U.S. or other countries against, Russia or China; the failure to manage the increased risks and impacts of cyber incidents or data breaches; and exacerbation of key materials shortages, inflationary cost pressures, material cost increases, demand volatility, and logistics and capacity constraints, any of which may have a material adverse effect on the Company's business, results of operations and financial condition. All such factors are difficult to predict and are beyond the Company's control. Additional factors that could cause results to differ materially from those described above can be found in Wesco's most recent Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission.

Contact Information
Investor Relations	Corporate Communications
Will Ruthrauff Director, Investor Relations 484-885-5648	Jennifer Sniderman Vice President, Corporate Communications 717-579-6603
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2024		March 31, 2023
Net sales	$5,350.0		$5,521.9
Cost of goods sold (excluding depreciation and amortization)	4,212.1	78.7%	4,313.4	78.1%
Selling, general and administrative expenses	829.4	15.5%	817.7	14.8%
Depreciation and amortization	45.5		44.4
Income from operations	263.0	4.9%	346.4	6.3%
Interest expense, net	94.4		95.0
Other expense, net	21.6		10.1
Income before income taxes	147.0	2.7%	241.3	4.4%
Provision for income taxes	30.9		44.1
Net income	116.1	2.2%	197.2	3.6%
Net income attributable to noncontrolling interests	0.3		0.1
Net income attributable to WESCO International, Inc.	115.8	2.2%	197.1	3.6%
Preferred stock dividends	14.4		14.4
Net income attributable to common stockholders	$101.4	1.9%	$182.7	3.3%

Earnings per diluted share attributable to common stockholders	$1.95		$3.48
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share	51.9		52.5

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	As of
	March 31, 2024	December 31, 2023
Assets
Current Assets
Cash and cash equivalents	$984.1	$524.1
Trade accounts receivable, net	3,526.7	3,639.5
Inventories	3,525.4	3,572.1
Current assets held for sale	243.6	—
Other current assets	633.0	655.9
Total current assets	8,912.8	8,391.6

Goodwill and intangible assets	5,013.5	5,119.9
Noncurrent assets held for sale	65.6	—
Other assets	1,547.1	1,549.4
Total assets	$15,539.0	$15,060.9

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$2,974.3	$2,431.5
Short-term debt and current portion of long-term debt, net	11.1	8.6
Current liabilities held for sale	68.7	—
Other current liabilities	981.8	948.3
Total current liabilities	4,035.9	3,388.4

Long-term debt, net	5,183.8	5,313.1
Noncurrent liabilities held for sale	3.1	—
Other noncurrent liabilities	1,338.4	1,327.5
Total liabilities	10,561.2	10,029.0

Stockholders' Equity
Total stockholders' equity	4,977.8	5,031.9
Total liabilities and stockholders' equity	$15,539.0	$15,060.9

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Three Months Ended
	March 31, 2024	March 31, 2023
Operating Activities:
Net income	$116.1	$197.2
Add back (deduct):
Depreciation and amortization	45.5	44.4
Deferred income taxes	5.2	11.6
Change in trade receivables, net	(116.1)	(133.5)
Change in inventories	5.5	(223.8)
Change in accounts payable	620.9	(86.5)
Other, net	69.2	(64.8)
Net cash provided by (used in) operating activities	746.3	(255.4)

Investing Activities:
Capital expenditures	(20.4)	(13.9)
Other, net	3.9	1.3
Net cash used in investing activities	(16.5)	(12.6)

Financing Activities:
Debt borrowings, net	(115.1)	181.0
Payments for taxes related to net-share settlement of equity awards	(25.2)	(51.6)
Repurchases of common stock	(50.0)	—
Payment of common stock dividends	(20.9)	(19.2)
Payment of preferred stock dividends	(14.4)	(14.4)
Debt issuance costs	(26.6)	—
Other, net	(2.3)	(7.2)
Net cash (used in) provided by financing activities	(254.5)	88.6

Effect of exchange rate changes on cash and cash equivalents	(13.9)	1.2

Net change in cash and cash equivalents	461.4	(178.2)
Cash and cash equivalents at the beginning of the period	524.1	527.3
Cash and cash equivalents at the end of the period(1)	$985.5	$349.1
(1)Cash and cash equivalents as of March 31, 2024 includes $984.1 million of cash and cash equivalents and $1.4 million of cash included in current assets held for sale.

NON-GAAP FINANCIAL MEASURES

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) above, this earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, gross margin, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted EBITDA margin, financial leverage, free cash flow, adjusted selling, general and administrative expenses, adjusted income from operations, adjusted operating margin, adjusted other non-operating expense (income), adjusted provision for income taxes, adjusted income before income taxes, adjusted net income, adjusted net income attributable to WESCO International, Inc., adjusted net income attributable to common stockholders, and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of our financial condition and results of operations on a comparable basis. Additionally, certain non-GAAP measures either focus on or exclude items impacting comparability of results such as merger-related and integration costs, digital transformation costs, restructuring costs, cloud computing arrangement amortization, pension settlement cost and excise taxes on excess pension plan assets related to the final settlement of the Anixter Inc. Pension Plan, and the related income tax effects, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

Organic Sales Growth by Segment - Three Months Ended:

	Three Months Ended		Growth/(Decline)
	March 31, 2024	March 31, 2023	Reported	Acquisition	Foreign Exchange	Workday	Organic Sales

EES	$2,099.0	$2,135.1	(1.7)%	—%	0.1%	—%	(1.8)%
CSS	1,670.1	1,732.0	(3.6)%	—%	0.1%	—%	(3.7)%
UBS	1,580.9	1,654.8	(4.5)%	—%	0.1%	—%	(4.6)%
Total net sales	$5,350.0	$5,521.9	(3.1)%	—%	0.1%	—%	(3.2)%
Note: Organic sales growth is a non-GAAP financial measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions and divestitures for one year following the respective transaction, fluctuations in foreign exchange rates and number of workdays from the reported percentage change in consolidated net sales. Workday impact represents the change in the number of operating days period-over-period after adjusting for weekends and public holidays in the United States; there was no change in the number of workdays in the first quarter of 2024 compared to the first quarter of 2023.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended
Gross Profit:	March 31, 2024	March 31, 2023

Net sales	$5,350.0	$5,521.9
Cost of goods sold (excluding depreciation and amortization)	4,212.1	4,313.4
Gross profit	$1,137.9	$1,208.5
Gross margin	21.3%	21.9%

Three Months Ended
Gross Profit:	December 31, 2023

Net sales	$5,473.4
Cost of goods sold (excluding depreciation and amortization)	4,302.7
Gross profit	$1,170.7
Gross margin	21.4%
Note: Gross profit is a financial measure commonly used in the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2024	March 31, 2023
Adjusted SG&A Expenses:
Selling, general and administrative expenses	$829.4	$817.7
Merger-related and integration costs(1)	—	(11.2)
Restructuring costs(2)	(8.0)	—
Digital transformation costs(3)	(6.1)	(8.3)
Excise taxes on excess pension plan assets(4)	(4.8)	—
Adjusted selling, general and administrative expenses	$810.5	$798.2
Percentage of net sales	15.1%	14.5%

Adjusted Income from Operations:
Income from operations	$263.0	$346.4
Merger-related and integration costs(1)	—	11.2
Restructuring costs(2)	8.0	—
Digital transformation costs(3)	6.1	8.3
Excise taxes on excess pension plan assets(4)	4.8	—
Adjusted income from operations	$281.9	$365.9
Adjusted income from operations margin %	5.3%	6.6%

Adjusted Other Expense, net:
Other expense, net	$21.6	$10.1
Pension settlement cost(5)	(5.5)	—
Adjusted other expense, net	$16.1	$10.1

Adjusted Provision for Income Taxes:
Provision for income taxes	$30.9	$44.1
Income tax effect of adjustments to income from operations(6)	6.6	5.3
Adjusted provision for income taxes	$37.5	$49.4
(1)    Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, as well as advisory, legal, and separation costs associated with the merger between the two companies.
(2)    Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.
(3) Digital transformation costs include costs associated with certain digital transformation initiatives.
(4)    Excise taxes on excess pension plan assets represent the excise taxes applicable to the excess pension plan assets following the final settlement of the Company's U.S. pension plan.
(5)    Pension settlement cost represents expense related to the final settlement of the Company's U.S. pension plan.
(6) The adjustments to income from operations have been tax effected at a rate of approximately 27% for the three months ended March 31, 2024 and 2023.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended
Adjusted Earnings per Diluted Share:	March 31, 2024	March 31, 2023

Adjusted income from operations	$281.9	$365.9
Interest expense, net	94.4	95.0
Adjusted other expense, net	16.1	10.1
Adjusted income before income taxes	171.4	260.8
Adjusted provision for income taxes	37.5	49.4
Adjusted net income	133.9	211.4
Net income attributable to noncontrolling interests	0.3	0.1
Adjusted net income attributable to WESCO International, Inc.	133.6	211.3
Preferred stock dividends	14.4	14.4
Adjusted net income attributable to common stockholders	$119.2	$196.9

Diluted shares	51.9	52.5
Adjusted earnings per diluted share	$2.30	$3.75
Note: For the three months ended March 31, 2024, SG&A expenses, income from operations, other non-operating expense, the provision for income taxes and earnings per diluted share have been adjusted to exclude digital transformation costs, restructuring costs, pension settlement cost and excise taxes on excess pension plan assets related to the final settlement of the Anixter Inc. Pension Plan, and the related income tax effects. For the three months ended March 31, 2023, SG&A expenses, income from operations, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related and integration costs, digital transformation costs, and the related income tax effects. These non-GAAP financial measures provide a better understanding of our financial results on a comparable basis.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31, 2024
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$148.2	$88.4	$160.8	$(296.0)	$101.4
Net income (loss) attributable to noncontrolling interests	(0.4)	0.4	—	0.3	0.3
Preferred stock dividends	—	—	—	14.4	14.4
Provision for income taxes(1)	—	—	—	30.9	30.9
Interest expense, net(1)	—	—	—	94.4	94.4
Depreciation and amortization	11.2	18.0	7.0	9.3	45.5
EBITDA	$159.0	$106.8	$167.8	$(146.8)	$286.9
Other expense (income), net	5.7	18.8	0.8	(3.7)	21.6
Stock-based compensation expense	1.1	1.6	0.8	6.6	10.1
Restructuring costs(2)	—	—	—	8.0	8.0
Digital transformation costs(3)	—	—	—	6.1	6.1
Excise taxes on excess pension plan assets(4)	—	—	—	4.8	4.8
Cloud computing arrangement amortization(5)	—	—	—	2.9	2.9
Adjusted EBITDA	$165.8	$127.2	$169.4	$(122.1)	$340.4
Adjusted EBITDA margin %	7.9%	7.6%	10.7%		6.4%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.
(3) Digital transformation costs include costs associated with certain digital transformation initiatives.
(4) Excise taxes on excess pension plan assets represent the excise taxes applicable to the excess pension plan assets following the final settlement of the Company's U.S. pension plan.
(5) Cloud computing arrangement amortization consists of expense recognized in selling, general and administrative expenses for capitalized implementation costs for cloud computing arrangements to support our digital transformation initiatives.

	Three Months Ended March 31, 2023
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$171.3	$135.4	$180.3	$(304.3)	$182.7
Net income (loss) attributable to noncontrolling interests	(0.1)	0.2	—	—	0.1
Preferred stock dividends	—	—	—	14.4	14.4
Provision for income taxes(1)	—	—	—	44.1	44.1
Interest expense, net(1)	—	—	—	95.0	95.0
Depreciation and amortization	9.9	18.0	6.0	10.5	44.4
EBITDA	$181.1	$153.6	$186.3	$(140.3)	$380.7
Other expense, net	0.5	0.8	0.6	8.2	10.1
Stock-based compensation expense(2)	1.4	1.1	0.8	7.1	10.4
Merger-related and integration costs(3)	—	—	—	11.2	11.2
Digital transformation costs(4)	—	—	—	8.3	8.3
Adjusted EBITDA	$183.0	$155.5	$187.7	$(105.5)	$420.7
Adjusted EBITDA margin %	8.6%	9.0%	11.3%		7.6%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended March 31, 2023 excludes $1.3 million that is included in merger-related and integration costs.
(3) Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, legal, and separation costs associated with the merger between the two companies.

(4) Digital transformation costs include costs associated with certain digital transformation initiatives.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31, 2023
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$152.4	$117.4	$160.4	$(302.6)	$127.6
Net income (loss) attributable to noncontrolling interests	0.3	0.6	—	(0.3)	0.6
Preferred stock dividends	—	—	—	14.4	14.4
Provision for income taxes(1)	—	—	—	65.7	65.7
Interest expense, net(1)	—	—	—	97.0	97.0
Depreciation and amortization	11.0	17.8	6.3	9.7	44.8
EBITDA	$163.7	$135.8	$166.7	$(116.1)	$350.1
Other (income) expense, net	(1.8)	36.1	(0.9)	(22.9)	10.5
Stock-based compensation expense	2.1	1.4	0.8	9.1	13.4
Digital transformation costs(2)	—	—	—	7.6	7.6
Merger-related and integration costs(3)	—	—	—	2.4	2.4
Restructuring costs(4)	—	—	—	1.3	1.3
Adjusted EBITDA	$164.0	$173.3	$166.6	$(118.6)	$385.3
Adjusted EBITDA margin %	7.9%	9.7%	10.4%		7.0%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Digital transformation costs include costs associated with certain digital transformation initiatives.
(3) Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.

(4) Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.
Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. For the three months ended March 31, 2024, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization before other non-operating expenses (income), non-cash stock-based compensation expense, digital transformation costs, restructuring costs, cloud computing arrangement amortization, and excise taxes on excess pension plan assets related to the final settlement of the Anixter Inc. Pension Plan. For the three months ended March 31, 2023, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization before other non-operating expenses (income), non-cash stock-based compensation expense, digital transformation costs, and merger-related and integration costs. For the three months ended December 31, 2023, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization before other non-operating expenses (income), non-cash stock-based compensation expense, digital transformation costs, merger-related and integration costs, and restructuring costs. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales. Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	March 31, 2024	December 31, 2023

Net income attributable to common stockholders	$626.8	$708.1
Net income attributable to noncontrolling interests	0.8	0.6
Preferred stock dividends	57.4	57.4
Provision for income taxes	212.6	225.9
Interest expense, net	388.7	389.3
Depreciation and amortization	182.3	181.3
EBITDA	$1,468.6	$1,562.6
Other expense, net	36.6	25.1
Stock-based compensation expense	45.2	45.5
Merger-related and integration costs(1)	8.1	19.3
Restructuring costs(2)	24.8	16.7
Digital transformation costs(3)	33.9	36.1
Excise taxes on excess pension plan assets(4)	4.8	—
Cloud computing arrangement amortization(5)	2.9	—
Adjusted EBITDA	$1,624.9	$1,705.3

	As of
	March 31, 2024	December 31, 2023
Short-term debt and current portion of long-term debt, net	$11.1	$8.6
Long-term debt, net	5,183.8	5,313.1
Debt discount and debt issuance costs(6)	65.5	43.0
Fair value adjustments to Anixter Senior Notes due 2023 and 2025(6)	(0.1)	(0.1)
Total debt	5,260.3	5,364.6
Less: Cash and cash equivalents(7)	985.5	524.1
Total debt, net of cash	$4,274.8	$4,840.5

Financial leverage ratio	2.6	2.8
(1)Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, as well as advisory, legal, and separation costs associated with the merger between the two companies
(2)Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.
(3)Digital transformation costs include costs associated with certain digital transformation initiatives, which have historically been included in merger-related and integration costs in prior years.
(4)Excise taxes on excess pension plan assets represent the excise taxes applicable to the excess pension plan assets following the final settlement of the Company's U.S. pension plan.
(5)Cloud computing arrangement amortization consists of expense recognized in selling, general and administrative expenses for capitalized implementation costs for cloud computing arrangements to support our digital transformation initiatives.
(6)Debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs, and includes adjustments to record the long-term debt assumed in the merger with Anixter at its acquisition date fair value.
(7)Includes $1.4 million of cash and cash equivalents classified as held for sale.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)
Note: Financial leverage ratio is a non-GAAP measure of the use of debt. Financial leverage ratio is calculated by dividing total debt, excluding debt discount, debt issuance costs and fair value adjustments, net of cash, by adjusted EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as the trailing twelve months EBITDA before other non-operating expenses (income), non-cash stock-based compensation expense, merger-related and integration costs, digital transformation costs, restructuring costs, cloud computing arrangement amortization, and excise taxes on excess pension plan assets related to the final settlement of the Anixter Inc. Pension Plan.

	Three Months Ended
Free Cash Flow:	March 31, 2024	March 31, 2023

Cash flow provided by (used in) operations	$746.3	$(255.4)
Less: Capital expenditures	(20.4)	(13.9)
Add: Other adjustments	5.5	3.4
Free cash flow	$731.4	$(265.9)
Percentage of adjusted net income	546.2%	(125.8)%
Note: Free cash flow is a non-GAAP financial measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities. For the three months ended March 31, 2024, the Company paid for certain costs related to digital transformation and restructuring. For the three months ended March 31, 2023, the Company paid for certain costs to integrate the acquired Anixter business and related to digital transformation. Such expenditures have been added back to operating cash flow to determine free cash flow for such periods. Our calculation of free cash flow may not be comparable to similar measures used by other companies.